Exhibit 10.4

DATED THIS 29 DAY OF JUNE 2009 BETWEEN GOVERNMENT OF MALAYSIA (the “Lender”) AND Q-CELLS MALAYSIA SDN. BHD. (COMPANY NO. 810647-M) (the “Borrower”) FACILITY AGREEMENT

THIS AGREEMENT is made on the 29 day of June 2009

BETWEEN

(1)	The GOVERNMENT OF MALAYSIA, for this purpose being represented by the Ministry of Finance, Malaysia and having its address at Kompleks Kementerian Kewangan, No. 5, Persiaran Perdana, Precinct 2, 62592 Putrajaya (the “Lender”) of the one part,

AND

(2)	Q-CELLS MALAYSIA SDN. BHD. (Company No. 810647-M), a company incorporated in Malaysia under the Companies Act 1965 and having its registered address at 10th Floor, Wisma Havela Thakardas, No. 1, Jalan Tiong Nam, off Jalan Raja Laut, 50350 Kuala Lumpur (the “Borrower”) of the other part collectively “the “Parties” and individually a “Party”.

WHEREAS:

A.	The Borrower is a company incorporated in Malaysia under the Companies Act 1965 and is in the business of inter alia, developing and manufacturing silicon photovoltaic wafers/cells/modules.

B.	In consideration of the Borrower agreeing to undertake the Project (as hereinafter defined) the Lender has agreed to make available to the Borrower a fixed rate term loan facility to the Borrower for a sum of up to the aggregate principal amount of Ringgit Eight Hundred and Fifty Million (RM850,000,000.00) only (“Facility”), upon the terms and conditions contained herein.

C.	In order to secure all amounts owing by the Borrower to the Lender under the Facility, the Borrower has agreed to create certain security in favour of the Lender by and pursuant to the Debenture and the Guarantee.

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

Act	means the Companies Act 1965;

Borrower	means Q-Cells Malaysia Sdn. Bhd. (Company No. 810647-M), a company incorporated in Malaysia under the Companies Act 1965 and having its registered address at 10th Floor, Wisma Havela Thakardas, No. 1, Jalan Tiong Nam Off Jalan Raja Laut, 50350 Kuala Lumpur and includes its successors in title and permitted assigns;

Borrower’s Account	means the Borrower’s account No. 0001388-00-0 with Deutsche Bank (Malaysia) Berhad whose address is at Level 18-20, Menara IMC, 8, Jalan Sultan Ismail, 50250 Kuala Lumpur;

Business Day	means any day other than a Saturday, Sunday, public holiday or unscheduled holiday in Kuala Lumpur on which banks are open for business in Wilayah Persekutuan Malaysia;

Debenture	means the debenture to be executed by the Borrower in favour of the Lender for purpose of securing the repayment of Secured Indebtedness;

Drawdown	means the amount of a drawdown made or to be made under Clause 2.2, or as the context may require, the principal amount of that Drawdown from time to time outstanding;

Drawdown Date	means the date on which a Drawdown is made pursuant to Clause 2.2;

Drawdown Notice	means a notice of Drawdown substantially in the form set out in Schedule 3 hereto;

Drawdown Schedule	means the schedule of Drawdown as set out in Clause 2.2;

Effective Repayment Date	in respect of each Drawdown, means a date being the beginning of the sixty first (61st) month of the Drawdown Date of that Drawdown provided that any Effective Repayment Date which would otherwise end on a non-Business Day shall end on the next succeeding Business Day or if that Business Day falls in the next calendar month of the year, on the preceding Business Day;

Event of Default

means any of the events mentioned in Clause 11.1 hereof or any event which, with the lapse of time and/or the giving of notice would constitute any of the events mentioned in Clause 11.1;

and in ascertaining whether there is a Material Adverse Effect, the Lender must consider all relevant circumstances which would on a balance of probabilities have such an effect;

MIDA	means Malaysian Industrial Development Authority, a body incorporated under the Malaysian Industrial Development Authority (Incorporation) Act 1965, being an agency under MITI;

MITI	means the Ministry of International Trade and Industry;

Month	means a period beginning in one (1) calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it commences or, where there is no date in the next calendar month numerically corresponding as aforesaid, the last day of such calendar month (and “months”, “monthly” shall be construed accordingly);

Outstanding Amount	means at any given time, the aggregate amount of all Drawdowns outstanding, all interest and if applicable, accrued interest thereon;

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Prepayment Notice	means a notice of prepayment from the Borrower to the Lender, In the form or substantially in the form set out in Schedule 6;

Project	means the design, development and manufacture of silicon photovoltaic wafers/cells/modules as more particularly described in Schedule 1 in Malaysia;

Receipt	means the notice issued by the Borrower to the Lender certifying the receipt of the Drawdown on the relevant Drawdown Date, in the form set out in Schedule 4;

Repayment Schedule	means the schedule of repayments of each Drawdown (Schedule 5) in a single bullet repayment in accordance with Clause 6.1;

RM and Ringgit	means the lawful currency of Malaysia;

Secured Indebtedness	means at any given time, the Outstanding Amount and all other indebtedness of the Borrower to the Lender arising under or in connection with the Facility or this Agreement irrespective of whether the debts or liabilities are present or future, actual, prospective or contingent, owed or incurred as principal, interest, fees, charges, taxes, duties, costs, expenses or on any other account;

Security Interest	means any mortgage, charge, pledge, lien, right of set-off or other security interest whatsoever or howsoever created or arising, other than liens and rights of set off arising in the ordinary course of business;

Shareholders	means the persons for the time being holding shares in the Borrower and registered as members of the Borrower in its register of members, and includes their respective successors in title and assigns; and

Technical Officer MIDA	means an officer of MIDA for the purpose set out in Clause 4.3.

1.2	(a) Unless the context otherwise requires, any reference in this Agreement to -

(i)	an “agreement” also includes a concession, contract, deed, franchise licence, treaty or undertaking (in each case written) and a reference in this Agreement to any contract or agreement shall be a reference to such contract or agreement as modified or amended from time to time save that where a word or expression has been defined in Clause 1.1 by reference to the meaning ascribed thereto by such contract or agreement, the reference in Clause 1.1 to such contract or agreement shall be a reference to such contract or agreement as modified or amended as at the date of this Agreement;

(ii)	the “Assets” of the Borrower shall have the same meaning as that ascribed to it in the Debenture;

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(iii)	a “guarantee” also includes any other obligation (howsoever called) of any person to pay, purchase, provide funds (whether by way of the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of indemnity against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

(iv)	“indebtedness” includes any obligation (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) for the payment or repayment of money;

(v)	a “law” includes common or customary law, any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or otherwise legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the genera! practice of persons to whom the directive, regulation, request or requirement is addressed);

(vi)	a “person” includes an individual, partnership, corporation, company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature;

(vii)	“taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “taxation” shall be construed accordingly;

(viii)	“subsidiary” has the same meaning as that set out in the Companies Act 1965;

(ix)	“duly stamped” shall include exemption from stamp duty where granted.

(b)	Reference to the masculine gender includes the feminine and neuter gender and vice versa.

(c)	Reference to the singular includes the plural and vice versa.

(d)	References to any statute shall be a reference to that statute as amended or re-enacted from time to time.

(e)	References to Clauses and Schedules shall unless otherwise expressly provided be references to Clauses and Schedules to this Agreement.

(f)	Headings are for ease of reference only.

2.	THE FACILITY

2.1	The maximum aggregate principal amount of the Facility is Ringgit Eight Hundred and Fifty Million (RM 850,000,000.00) only and the Lender shall make available the Facility to the Borrower upon the terms and conditions of this Agreement.

2.2	The Facility shall be made available in three (3) tranches in the following amounts subject to the conditions precedent set out in Clause 3 and the procedure For drawdown set out in Clause 4 of this Agreement being duly fulfilled:

(a)	Tranche A which shall not exceed Ringgit Four Hundred and Fifty Million (RM 450,000,000.00) to be drawndown not later than 30th June 2009;

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(b)	Tranche B which shall not exceed Ringgit Two Hundred and Fifty Million (RM 250,000,000.00) to be drawndown not later than 31st July 2009; and

(c)	Tranche C which shall be for the sum of Ringgit One Hundred and Fifty Million (RM150,000,000.00) and, if applicable, shall include any undrawn balance of the Facility to be drawndown not later than 30th September 2009

Provided always that in respect of any Tranche if the procedure for drawdown is not completed by the stipulated date for that Tranche, the stipulated date shall be automatically extended by a further fourteen (14) days or such further mutually agreed period.

2.3	This Agreement shall terminate with the full repayment of the Secured Indebtedness.

2.4	The Facility is granted hereunder only to finance the cost of the Project which is set out in details in Schedule 1.

3.	CONDITIONS PRECEDENT

3.1	The Facility shall become available to the Borrower after the Lender shall have received in such form and substance satisfactory to it -

(a)	the duly executed original of this Agreement, Debenture and the Guarantee duly stamped;

(b)	a certificate signed by two (2) authorised signatories and the Company Secretary of the Borrower in the form or substantially in the form set out in Schedule 2 together with certified true copies of the following documents:

(i)	a copy of the appropriate resolution of the board of directors of the Borrower authorising -

(aa)	the acceptance and utilization of the Facility on the terms and conditions of this Agreement;

(bb)	the execution of this Agreement and the Debenture under the Common Seal of the Borrower;

(cc)	a person or persons to sign and give all requests, notices, certificates and other documents to be given by the Borrower under or in connection with the Facility or this Agreement and generally to act for and on behalf of the Borrower in respect of the transaction and matters thereunder or relating thereto or in connection therewith; and

(ii)	a copy each of the certificate of incorporation, the Memorandum and Articles of Association, the latest Form 24 and the Form 49 of the Borrower;

(c)	a written confirmation by the Borrower’s solicitors confirming the following:-

(i)	that respective Form 34 (as prescribed under the Act) in respect of the Debenture shall have been duly executed by the Borrower and shall have been lodged with the Registrar of Companies for registration pursuant to Section 108 of the Act;

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(ii)	that the power of attorney given pursuant to the Debenture has been lodged for registration with the High Court of the States of Malaya;

(d)	the result of the search carried out by the Borrower at the Jabatan Insolvensi Malaysia which confirms that the Borrower has not been wound up; and

(e)	a copy of the resolution of the management board (equivalent to the Malaysian board of directors) of the Guarantor authorising the issue of the Guarantee and the signing of the Guarantee.

4.	PROCEDURE FOR DRAWDOWN

4.1	The Lender shall disburse each Drawdown of the Facility to the Borrower’s Account subject to the following conditions having been fulfilled by the Borrower:

(a)	The Borrower has given a notice in writing as set out in Schedule 3 (Drawdown Notice) to the Lender; and

(b)	All the conditions precedent as stated in Clause 3 have been fulfilled; and

for the purpose of the drawdown of the Facility, the Borrower shall have fulfilled the following conditions:

(i)	in respect of Tranche A the Borrower has delivered to the Lender the Drawdown Notice for Tranche A simultaneously with the signing of this Agreement and in respect of Tranche B and Tranche C, the Borrower has given at least fourteen (14) days prior notice in writing to the Lender in the form or substantially in the form as set out in Schedule 3 specifying the proposed amount of the Drawdown and the proposed Drawdown Date;

(ii)	the conditions precedent set out in Clause 3 have been duly fulfilled or waived by the Lender, as the case may be;

(iii)	the proposed Drawdown is made on a Business Day during a period of five (5) years commencing from the date of signing of this Agreement or such extended period as may be requested by the Borrower and agreed by the Lender; and

(iv)	the Facility has not been suspended or cancelled in accordance with Clause 11.1.

4.2	In respect of each Drawdown the Borrower shall deposit with MIDA, all relevant documentations in respect of reimbursement to the Borrower up to the aggregate principal amount of the Drawdown including relevant certified value of the architect’s/quantity surveyor’s certificates for work done and/or any other invoices, receipts or documentary proofs (as applicable) in respect of payment of monies to creditors of the Project in the following manner:

(a)	in respect of Tranche A, no later than the date of signing of this Agreement;

(b)	in respect of Tranche B and Tranche C, no later than the 1st day of the calendar month in which the Drawdown is to take place.

4.3	In respect of each Drawdown, the Technical Officer MIDA shall no later than fourteen (14) days prior to the Drawdown Date stated in the relevant Drawdown Notice issue a certificate in the form or substantially in the form as set out in Schedule 3 herein certifying the total payments made by the Borrower to creditors of the Project up to the Drawdown amount specified in the relevant Drawdown Notice together with the supporting documents. For avoidance of doubt it is the Lender’s obligation to ensure that the Technical Officer MIDA performs this Clause 4.3.

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4.4	Subject to the terms and conditions of this Agreement, all Drawdowns (Tranche A, Tranche B and Tranche C) shall be disbursed by the Lender to the Borrower by crediting such amount drawndown into the Borrower’s account specified in the respective Drawdown Notices on or before the Drawdown Dates specified in the respective Drawdown Notices.

4.5	In respect of each Drawdown within three (3) Business Days after the Drawdown Date and payment of that Drawdown into the Borrower’s account as specified in the respective Drawdown Notice, the Borrower shall deliver to the Lender a written acknowledgment certifying the receipt of the amount of that Drawdown, duly signed by the Borrower, in the form set out in Schedule 4.

5.	INTEREST AND DEFAULT INTEREST

5.1	The rate of interest payable in respect of the Outstanding Amount shall be the fixed rate of three per centum (3%) per annum and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed; and

5.2	The period of a Drawdown’s existence shall be divided into Interest Periods which, subject to the provisions in the definition thereof or otherwise agreed by the Lender and the Borrower, shall, save for the first Interest Period and the last Interest Period for that Drawdown, each be for twelve (12) months. In respect of each Drawdown:

(a)	the first Interest Period for that Drawdown shall be for the period commencing on the Drawdown Date and expiring on the 31st December 2009; and

(b)	the last Interest Period for that Drawdown shall end on the Effective Repayment Date for that Drawdown.

5.3	Without in any way limiting or restricting the rights of the Lender specified in this Agreement, if the Borrower shall default in the payment of any sum or sums becoming due under this Agreement upon the due date or dates for the payment of such sum or sums the Borrower shall, as agreed damages, pay to the Lender late payment charges on such sum or sums at a rate of interest of one per centum (1%) per annum above the prevailing base lending rate quoted by Malayan Banking Berhad during the period commencing on the date such sum or sums become due for payment until the date or dates of actual payment. Further, if the Borrower shall fail to pay such interest as abovementioned within seven (7) days after any demand by the Lender such interest shall be compounded monthly and shall carry further interest at the rate specified in this Clause

6.	REPAYMENT

6.1	Subject to the provisions of this Agreement, in respect of each Drawdown, the Borrower shall pay to the account of the Lender the principal amount of that Drawdown not later than five (5) years from the Drawdown Date of that Drawdown.

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The Borrower shall repay to the Lender the Outstanding Amount in accordance to the form and manner of Repayment Schedule as specified in Schedule 5 subject to any adjustments to be made on the last instalment by the Lender and confirmed by the Borrower. Payment should be made out by telegraphic transfer to:

Name	:	AKAUNTAN NEGARA MALAYSIA

Account No	:	1554095430

Name of Bank	:	BANK NEGARA MALAYSIA JALAN DATO’ ONN 50929 KUALA LUMPUR

6.2	In case that the Lender enforces the security granted under the Debenture, the Secured Indebtedness is reduced automatically to the extent that the proceeds of sale of the Charged Property (as defined under the Debenture) is used towards payment of the Secured Indebtedness. In case the Guarantor makes a payment pursuant to a demand by the Lender under the Guarantee the Lender shall be deemed to have assigned all claims against the Borrower to the extent of the amount paid by the Guarantor under the Guarantee.

7.	PREPAYMENT

7.1	Subject to Clause 7.3, the Borrower may at its own discretion on any Business Day, prepay the Outstanding Amount in whole or in part to the account of the Lender, provided always that the Borrower has given the Lender not less than thirty (30) days notice stating the amount to be prepaid in the form or substantially in the form set out in Schedule 6 hereof.

7.2	Any amount prepaid shall not be available for redrawing at any time thereafter.

7.3	In the event that the Borrower has prepaid any part of the Outstanding Amount, the Lender shall prepare and submit to the Borrower a revised repayment schedule to replace the schedules referred to in Clause 7.1 taking into account the amount that has been prepaid by the Borrower. The revised repayment schedule shall form part of this Agreement and shall not be amended without the prior written approval of the Lender being obtained.

8.	CREATION OF SECURITY

8.1	As security for the due and punctual payment of the Secured Indebtedness, the Borrower shall execute in favour of the Lender the Debenture and the Guarantor shall issue the Guarantee.

8.2	The Lender hereby agrees to release such Charged Property (as defined under the Debenture) or such part thereof as may be specified by the Borrower at its discretion, if the aggregate value of the total security for the Secured Indebtedness exceeds 100 per cent of the amount of the Outstanding Amount. The value of the Charged Property charged under the Debenture will be conclusively determined by an independent consultant appointed by the Borrower and the Lender.

8.3	The Borrower hereby agrees to grant further equipment for the Project as agreed between the Borrower and the Lender as security in favour of the Lender, if the aggregate value of the total security for the Secured Indebtedness falls below 100 % of the Outstanding Amount). The value of the Charged Property charged under the Debenture will be conclusively determined by an independent consultant appointed by the Borrower and the Lender.

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9.	REPRESENTATIONS AND WARRANTIES

9.1	The Borrower represents and warrants to the Lender as follows:

(a)	the Borrower is a company duly incorporated under the laws of Malaysia and has the power and authority to own its assets and to carry on its business as it is now being carried on;

(b)	the Articles of Association of the Borrower incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, and all authorisations of any governmental or other authority have been duly and unconditionally obtained and are in full force and effect which are required to authorise the Borrower to own its assets, carry on its business as they are now being conducted, and sign and deliver, and perform the transactions contemplated in this Agreement;

(c)	the execution, delivery and performance of this Agreement and the transactions contemplated hereunder do not contravene any applicable law, regulation, decree, order, permit or contractual or other restriction binding on the Borrower or its assets;

(d)	no litigation, arbitration or administration proceedings of any nature before any court, arbiter or governmental authority is presently pending nor to the knowledge of the Borrower threatened against the Borrower or its assets which may have a Material Adverse Effect;

(e)	the Borrower is not in default in the performance of any of its other obligations under any other contract or arrangement to which the Borrower is a party, which may have a Material Adverse Effect;

(f)	no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement or instrument by which the Borrower or any of its assets are bound or affected, being a contravention or default which may have a Material Adverse Effect;

(g)	none of the assets of the Borrower which is to be charged under the Debenture is subject to any encumbrances other than the Security Interests created prior to the date of this Agreement and save as aforesaid, the Borrower is not a party to, nor is it or any of its assets to be charged under the Debenture bound by any order, agreement or instrument under which they, or in certain events may be, required to create or permit to exist any encumbrances;

(h)	the Borrower has fully disclosed in writing to the Lender all relevant facts relating to matters under paragraphs (d) to (g) should such circumstance arise which would make the representations under paragraphs (d) to (g) incorrect in material respect; and

(i)	as at the date of signing of this Agreement, the shareholder’s equity of the Borrower amounts to Ringgit Malaysia Three Hundred and Ninety One Million, Eight Hundred and Fifty Nine Thousand Four Hundred and Twenty Six (RM391,859,426.00) comprising:

Issued and paid up share capital	RM 81,111,542.60

Shares Premium (for redeemable Preference shares)	RM310,747,883.40

Total	RM391,859,426.00

and the Borrower shall not reduce its authorised or issued and paid up share capital.

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9.2	The Borrower further represents and warrants to the Lender that the representations and warranties set out in Clause 9.1 shall remain true and correct in all material respects throughout the duration of the Facility.

10.	PARTICULAR COVENANTS

For so long as any amounts are payable by the Borrower hereunder to the account of the Lender, the Borrower covenants and agrees that it shall:

(a)	Agreements

duly perform its obligations under this Agreement;

(b)	Negative Covenants

unless the Lender otherwise approves and the approval of which shall not be unreasonably withheld:

(i)	not add to, delete, vary or amend its Memorandum or Articles of Association in any manner which would be inconsistent with the provisions of this Agreement and the Debenture;

(ii)	not to reduce its authorised or issued and paid-up share capital;

(iii)	not to create or permit to exist over all or any part of its assets (present or future) charged to the Lender pursuant to the Debenture any Security Interest other than:

(aa)	liens and rights of set-off arising in the ordinary course of its business;

(bb)	the Security Interest created or to be created under this Agreement; and

(cc)	any other Security Interest over the assets charged to the Lender pursuant to the Debenture, the creation of which on a pari passu basis has been approved by and/or disclosed to the Lender (whose consent shall not be withheld where the Security Interest is in favour of the related corporations to secure related corporations’ advances, and whose consent shall not be unreasonably withheld where the Security Interest is to secure further borrowings by the Borrower for the Project); and

(iv)	not to make any loans to any person including the directors of the Borrower other than:-

(aa)	loans or advances in respect of any credit or accommodation to the Borrower’s trade and sundry creditors;

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(bb)	advances to the Borrower’s contractors in carrying out any works for the Borrower in its ordinary course of business; and

(cc)	the loans given to the employees of the Borrower in the course of their employment;

(dd)	loans and advances given to related corporations (as defined under the Companies Act 1965).

(c)	Financial Statements

furnish the Lender:

(i)	as soon as practicable but not later than one hundred and twenty (120) days after the Borrower’s annual general meeting at which the relevant accounts are approved and in any event not later than six (6) months after the end of each financial year of the Borrower, a copy of the annual audited financial statements of the Borrower consisting of a balance sheet and a profit and loss account drawn up in accordance with the provisions of the Act (as the same may from time to time be amended) and certified by a firm of independent certified public accountant to give a true and fair view of the state of affairs of the Borrower as at the end of that financial year and of its results for that financial year;

(ii)	within ninety (90) days after the end of the first half of each financial year of the Borrower, a copy of its audited or unaudited semi-annual financial statements similarly prepared and signed by an authorised signatory of the Borrower;

(iii)	in respect of each of the financial statements referred to in sub-paragraphs (i) and (ii), a certificate signed by an authorised signatory of the Borrower stating that, to the best of his knowledge and belief, such financial statements are correct and that the authorised signatory has made or caused to be made under his supervision a review of the financial position of the Borrower for the purposes of such certificate and that such review has not disclosed the existence of, and the authorised signatory does not have knowledge of, any Event of Default or any default under any other agreements with its lenders, investors and contractors, and if any such event exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereof; and

(iv)	such other information on the financial position of the Borrower as Lender may from time to time request;

(d)	Conduct of Business

carry on its business and affairs with due diligence and efficiency and in accordance with sound financial and commercial standards and practices and in accordance with its Articles of Association;

(e)	Particulars of Business

keep full and proper accounts of the carrying on of its business and affairs and cause the same to be properly posted up to date and prepare or cause to be prepared all financial statements to be delivered by it under this Agreement;

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(f)	Event of Default

notify the Lender of the occurrence of any Event of Default or of any other occurrence of which it becomes aware which in its reasonable opinion might have a Material Adverse Effect;

(g)	Notification of Change

notify the Lender of any change in the persons authorised to sign notice of Drawdown and any certificates or other documents required in connection with this Agreement on behalf of the Borrower;

(h)	Inspection

at all times allow the Lender or the authorised representative of the Lender with at least forty eight (48) hours prior notice to inspect all records of the Borrower pertaining to the Project and, so far as the Borrower is reasonably able to procure access for the Lender or its authorised representative, all records pertaining to the Project kept elsewhere or by any other authorities or persons so far as such records relate to or affect the Borrower’s properties, assets and business and give to the Lender or its authorised representative such written authorities as may be required to enable the Lender or its authorised representative to inspect such records provided always that where the Borrower is bound by confidentiality provisions under any agreements, such inspection shall only take place after consent for disclosure has been obtained from the relevant contracting party;

(i)	Payment of Outgoings

punctually pay all rents, rates, taxes and all outgoings payable in respect of the premises on which the Project is being carried out or at which it carries on business and apply for all necessary licences and comply with all regulations relating to the carrying on of its business at such premises;

(j)	Authorisations

not to do anything to jeopardise the continued maintenance in full force and effect of all authorisations, licences, approvals and consents referred to in this Agreement;

(k)	Dissolution

not to dissolve its affairs or consolidate or merge with any other entity (save for purposes of amalgamation or reconstruction);

(l)	External Auditors

permit the Lender at any time during the duration of this Agreement, to appoint external auditors after consultation with the Borrower, to undertake comprehensive audits of the Project. The Borrower shall provide access to the auditors to all records, files, minutes of Board Meetings maintained by the Borrower and any other documents necessary for the conduct of the audit provided always that any requests by the auditors for access to all such records, files, minutes of Board Meetings of the Borrower are in relation to and pertaining to the Project only and the reasonable costs of such audits shall be borne by the Borrower provided always that where the Borrower is bound by confidentiality provisions under any agreements, such inspection shall only take place after consent for disclosure has been obtained from the relevant contracting party;

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(m)	Submission of reports

Submit operations and activities report to the Lender and MITI on every six (6) months’ basis and submit project progress report to the Lender and MITI on every three (3) months’ basis.

11.	DEFAULT

11.1	Events

If:

(a)	the Borrower fails to pay any amount due hereunder on the due date and does not remedy the default within thirty (30) Business Days after such default occurs;

(b)	the Borrower defaults in the performance of any of its material obligations under this Agreement (other than an obligation to pay any amount due to the Lender on the due date or on demand, if so payable) which non-performance will eventually result in a breach of its payment obligations under this Agreement) and does not remedy the default within thirty (30) Business Days after such default occurs;

(c)	any judgement or arbitration award shall be made against the Borrower or its assets under the Project and such judgement or award and no appeal against such judgment or award has been filed within the time prescribed for such appeal will have a Material Adverse Effect;

(d)	any representation, warranty or statement made by the Borrower under this Agreement is not complied with in any material respect or shall be found to have been incorrect in any material respect when made or if made have been incorrect on that later date and such non-compliance or incorrectness shall have a Material Adverse Effect on the ability of the Borrower to perform its material obligations hereunder;

(e)	a distress, attachment, execution or other legal process is levied, enforced or sued out on or against the assets of the Borrower in the Project and such distress, attachment, execution or other legal process is not disputed or satisfied by the Borrower within thirty (30) Business Days from the date thereof or within such period prescribed by law and such distress, attachment, execution or other legal process shall have a Material Adverse Effect on the operations of the Borrower;

(f)	any present or future security interest on or over the assets of the Borrower becomes enforceable and is not remedied by the expiry of thirty (30) Business Days from the date of breach and would, have a Material Adverse Effect on the operations of the Borrower;

(g)	any step is taken for the winding up, dissolution or liquidation, as the case may be, of the Borrower (except for the purpose of and followed by a reconstruction, amalgamation or reorganisation) or for the appointment of a liquidator of the Borrower over any part of the material assets of the Borrower or a petition for winding up, dissolution or liquidation, as the case may be, is presented against the Borrower and such steps for winding up, dissolution or liquidation is not remedied or disputed within thirty (30) Business Days from the date such steps commenced or within such period prescribed by law;

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and subject to the suspension of the Facility during the period of remedy accorded to the Borrower under this Clause 11.1 then and in any such event and at any time thereafter if such event is continuing, the Lender may by written notice to the Borrower, declare that an Event of Default has occurred and simultaneously in the same notice:

(i)	declare the Facility to be cancelled and to be terminated and no further Drawdown shall be made;

(ii)	declare the Secured Indebtedness to be due and payable within thirty (30) Business days of the date of demand by the Lender; and

(iii)	declare which security (the Guarantee and/or the Debenture) shall immediately become enforceable if no payment is received under paragraph (ii) by the expiry of the said thirty (30) Business Days; for the avoidance of doubt, the security is only enforceable in the amount of the Secured Indebtedness.

11.2	The Borrower shall fully reimburse the Lender from and against any claims, actions, proceedings, demands, reasonable cost and expense, loss, damage or liability which the Lender has incurred or suffered as a consequence of the occurrence of any Event of Default, or any other default by the Borrower in the performance of any of its obligations under this Agreement. The Lender shall at the time of making the claim on the Borrower furnish such documentary evidence of such claims, actions, proceedings, demands, reasonable cost and expense, loss, damage or liability which the Lender has incurred or suffered and if so requested by the Borrower, the Lender shall provide such further documents or clarifications as may be required.

11.3	Subject to the provisions of this Agreement, it is hereby expressly agreed that upon default or breach by the Borrower of any term, covenant, stipulation and/or obligation herein provided and on the part of the Borrower to be observed and performed, the Lender shall thereafter have the right to exercise all or any of the remedies available whether by this Agreement or by statute or otherwise to recover the amount due and owing to the Lender without any notice to or concurrence on the part of the Borrower.

11.4	In the event the moneys received by the Lender under Clause 11.3 shall be insufficient to discharge all amounts owing under this Agreement in full, the Borrower shall remain liable to pay the shortfall to the Lender at default interest rate as specified in Clause 5.3 hereof.

11.5	Confidentiality

Except with prior written consent of the Lender and save for disclosure to its tax and other professional advisers and such disclosures to regulatory authorities as are required by law, Borrower and its personnel, servants, agents or employees shall not at any time communicate to any person or body or entity, any confidential information disclosed to him for the purpose of the provision of this Agreement or discovered by him in the course of the provision and performance of this Agreement, nor shall Borrower or its personnel, servants, agents or employees make public any information as to the recommendations, assessments and opinions formulated in the course of or as a result of the provision and performance of this Agreement, nor shall Borrower or its personnel, servants, agents or employees make or cause to be made any press statement or otherwise relating to this Agreement nor publish or cause to be published any material whatsoever relating to this Agreement without the prior written approval of the Lender.

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12.	FULL PAYMENT

Notwithstanding anything to the contrary herein, on payment in full by the Borrower of all amounts whatsoever which this Agreement provides are to be paid by the Borrower to the account of the Lender all the provisions hereof shall cease to be of any further effect but without prejudice to either party’s rights and remedies against the other in respect of any antecedent breach by the other party of this Agreement prior to such payment.

13.	EXPENSES AND COSTS

13.1	Expenses

The Borrower shall reimburse the Lender for any expenses (including but not limited to legal fees) reasonably and properly incurred by the Lender in connection with the enforcement, preservation or perfection of any rights of the Lender under this Agreement.

13.2	Costs

Each party shall bear its own solicitors’ cost of and incidental to the preparation of this Agreement. The Borrower shall be liable to pay all expenses reasonably incurred in connection with or incidental to this Agreement which shall include all registration fees or other charges payable on or incidental to the execution, issuance, delivery and registration of this Agreement. If the Secured Indebtedness or any part thereof shall be required to be recovered through any process of law, or if the Secured Indebtedness or any part thereof shall be placed in the hands of solicitors for collection, the Borrower shall pay (in addition to the monies then due and payable under this Agreement) all fees and expenses reasonably and properly incurred in respect of such collection.

14.	ASSIGNMENT AND TRANSFERS

14.1	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors-in-title and permitted assigns.

14.2	The Borrower shall not assign or transfer all or part of its rights or obligations under this Agreement without obtaining the prior written consent of the Lender.

14.3	The Lender may with prior notice to the Borrower, at its own costs and expenses, upon giving written notice to the Borrower, assign, novate or transfer its rights under this Agreement or any part thereof in accordance with the terms hereof provided always that any assignment, novation or transfer of liabilities or obligations shall be with the prior consent of the Borrower.

15.	CHANGE IN LAW

15.1	Subject to Clause 15.2 where the introduction, imposition or variation of any law or any change in the interpretation or application thereof makes it unlawful for the Lender to maintain or give effect to its obligations hereunder, the Lender shall give at least three (3) months’ notice to the Borrower of this change and on the expiry of the said three (3) months’ notice or such other period as may be agreed between the parties, the Facility shall be cancelled and be terminated and the Borrower shall thereafter repay the Lender the Secured Indebtedness.

15

15.2	The Facility shall not be cancelled and be terminated pursuant to Clause 15.1 above if the parties amend the terms and conditions of this Agreement by mutual consent so as not to violate any applicable laws and the parties agree that they will use all reasonable efforts to do so.

16.	TERMINATION ON CORRUPTION OR ILLEGAL ACTIVITIES

16.1	Without prejudice to any other rights of the Lender if the Lender is satisfied that the Borrower, its personnel, servants, agents or employees is or are involved in corruption or illegal activities in relation to this Agreement or any other Security Documents that the Borrower may have with the Lender, the

Lender shall be entitled to terminate this Agreement at any time, by giving immediate written notice to that effect to the Borrower.

16.2	Upon such termination, the Lender shall be entitled to all losses, costs, damages and expenses including any incidental costs and expenses incurred by the Lender arising from such termination.

17.	INDEPENDENT EXERCISE OF RIGHTS

The Lender may exercise or waive its rights, as the case may be, under this Agreement independent of and without affecting its rights under any other agreements.

18.	RIGHTS CUMULATIVE, WAIVERS

18.1	The rights of the Lender under this Agreement are cumulative, may be exercised as often as the Lender consider appropriate and are in addition to Lender’s respective rights under any applicable law. The rights of the Lender in relation to the Facility (whether arising under this Agreement or under any applicable law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right and no act or course of conduct or negotiation on a Lender’s part or on its behalf shall in any way preclude it from exercising any such right or constitute a suspension or any variation of any such right.

18.2	The Guarantee and/or the security granted under the Debenture are only enforceable in the amount of the Secured Indebtedness.

19.	TIME

Time shall be of the essence in this Agreement.

20.	AMENDMENT

The provisions and terms of this Agreement may at any time and from time to time be varied or amended by mutual consent of the Parties hereto. No amendment, variation, modification of any provision of this Agreement shall be effective unless made in writing by way of a supplementary agreement specifically referring to this Agreement signed by the duly authorized representatives of the Parties.

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21.	NOTICES

21.1	Notices

Each notice, request, demand, approval, certificate or other communication to be made, served or given under these presents shall be in writing and shall be given, made or served personally or by post or facsimile to the following addresses or facsimile numbers:

Lender:	Ketua Setiausaha Perbendaharaan
Bahagian Pengurusan Pinjaman
Pasaran Kewangan and Aktuari
Aras 5, Blok Tengah, Perbendaharaan Malaysia
Kompleks Kementerian Kewangan
No. 5, Persiaran Perdana, Precinct 2
Pusat Pentadbiran Kerajaan Persekutuan
62592 PUTRAJAYA

Facsimile No: 03-8882 3578

Borrower:	Q-Cells Malaysia Sdn. Bhd.
Lot 1, Jalan SP 2
Selangor Science Park 2
63300 Cyberjaya
Selangor
Malaysia

Attn: Mr. Bernhard Rack

Facsimile No: 03 8320 2650

or at such other addresses or facsimile number as the Party may have notified to the other Party hereto in writing.

21.2	Deemed delivery

Any notice or other communication given by any Party to this Agreement shall be deemed to have been received:

(a)	if delivered by hand or by courier, on the date of delivery;

(b)	if sent by registered post, five (5) Business Days after posting, postage prepaid; and

(c)	if by facsimile, on the sender’s receipt of a transmission report which purports to confirm that the addressee has received such facsimile, provided that if the facsimile is sent on a date which is not a Business Day, such facsimile shall be deemed to have been received by the addressee on a day which falls on the next succeeding Business Day.

22.	SEVERABILITY

If any of the provision of this Agreement becomes invalid, illegal or unenforceable in any respect under law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties agree to replace the invalid, illegal or unenforceable provision by that valid provision that comes as close as possible to the commercial purpose pursued by the invalid, illegal or unenforceable provision. Any unintended gaps in this Agreement will be handled in a similar manner.

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23.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Malaysia and the Parties hereto hereby submit to the jurisdiction of the courts of Malaysia in all matters connected herewith.

24.	COMPLIANCE WITH LAWS

The Borrower shall at all times and in all other respects comply with the provisions of any such written laws, regulations and by laws of any local or other duly constituted authority which may be applicable in performing its obligations under this Agreement and the Borrower shall be liable for all fines, penalties and liabilities of every kind for breach of any such written laws, regulations and by laws.

25.	STAMP DUTIES

It is hereby agreed and declared that:-

(i)	this Agreement;

(ii)	the Debenture; and

(iii)	the Guarantee;

are instruments employed in one transaction to secure one principal sum of up to the aggregate principal sum of Ringgit Malaysia Eight Hundred and Fifty Million (RM850,000,000.00) and interest thereon within the meaning of Section 4(3) of the Stamp Act, 1949 (Consolidated and Revised 1989) and for the purposes of the said section, this Agreement shall be the principal instrument and the other documents shall be the subsidiary instruments.

(THE REMAINDER OF THIS PAGE IS LEFT BLANK)

18

IN WITNESS the Parties hereunto have set their seal/hand respectively on the day and year first set out above.

LENDER

SIGNED for and on behalf of

THE GOVERNMENT OF MALAYSIA

in the presence of:

/s/ A. MANAF BIN HUSSIN	/s/ Datuk Latifah bt Datuk Abu Mansor
Dr. A. MANAF BIN HUSSIN	Datuk Latifah bt Datuk Abu Mansor
Timbalan Setiausaha	Tim. Ketua Setiausaha Perbendaharaan (Dasar)
Bahagian Pengurusan Pinjaman,	Kementerian Kewangan Malaysia
Pasaran Kewangan & Aktuari
Perbendaharaan Malaysia

BORROWER

The Common Seal of

Q-CELLS MALAYSIA SDN. BHD

(COMPANY NO: 810647-M)

was hereunto affixed in accordance

with its Articles of Association

in the presence of:

/s/ BERNHARD RACK	/s/ CHONG SWEE YOON
Director	Director/Secretary
Name: BERNHARD RACK	Name: CHONG SWEE YOON

19

SCHEDULE 1

PROJECT AND PROJECT COST

The Borrower will build and establish a modern facility to design, develop and manufacture silicon photovoltaic wafers/cells/modules. The projected costs of the Project will amount to approximately RM1,500,000,000.00 according to the schedule “Breakdown of Project Costs” as annexed to this Schedule 1 and which will be financed by the Borrower (and its shareholder) and the Government of Malaysia by way of the Facility.

The costs of the FAB 1 (factory and building) will amount to approximately RM576,000,000.00, the costs of the Process Equipment, including the main machineries, will amount to approximately RM824,000,000.00 and the costs of the other assets will amount to approximately RM69,000,000.00. The allocations may vary due to the timing of the Project which depends on the general economic situation and further developments in the solar market. The allocations are merely estimates and be allocated by the Borrower.

Attached to this Schedule 1 is “Breakdown of Project Costs”

Breakdown of Project Costs

NO	DESCRIPTION	FINANCED BY LOAN FROM THE GOVERNMENT OF MALAYSIA	FINANCED BY THE BORROWER	TOTAL INVESTMENT (MYR)
1	ASSETS- Factory Building	540,000,000	36,697,271	576,697,271

	(a) Cell FAB	540,000,000		540,000,000

	(b) Power station		36,697,271	36,697,271

2	LAND	N/A	N/A	N/A

3	PROCESS EQUIPMENT	310,000,000	513,900,130	823,900,130

	Wet Bench, Loading & Unloading, POCL, SiNx & Abatement, Wafer Inspection & Sorter, Screen Printing Line, Fire Furnance,

	Heat Cabinets, Tester & Sorter.

	(a) Main machinery - Line 1	188,132,458		188,132,458

	Main machinery - Line 2	121,867,542	70,326,484	192,194,025

	Main machinery - Line 3		183,374,982	183,374,982

	Main machinery - Line 4		163,270,387	163,270,387

	(b) Small equipment/machinery & transport cost - Line 1 to Line 4		96,928,277	96,928,277

4	OTHERS ASSETS		69,030,157	69,030,157

	(a) SAP Implementation, IT & Communications		54,480,157	54,480,157

	(b) Others - logistic cost & misc cost		14,550,000	14,550,000

	Total	850,000,000	619,627,557	1,469,627,557

SCHEDULE 2

FORM OF CERTIFICATE NOTICE

To	Ketua Setiausaha Perbendaharaan

Bahagian Pengurusan Pinjaman, Pasaran Kewangan dan Aktuari

Aras 5, Blok Tengah, Perbendaharaan Malaysia

Kompleks Kementerian Kewangan, Presint 2,

62592 Putrajaya

We, Bernhard Rack and Jurgen Heinrich Schroder, two (2) authorised signatories and the Company Secretary of the Borrower hereby certify that the following documents attached to this certificate are true and correct:

(i)	a copy of the appropriate resolution of the board of directors of the Borrower authorising -

(aa)	the acceptance and utilization of the Facility on the terms and conditions of this Agreement;

(bb)	the execution of this Agreement and the Debenture under the Common Seal of the Borrower; and

(cc)	a person or persons to sign and give all requests, notices, certificates and other documents to be given by the Borrower under or in connection with the Facility or this Agreement and generally to act for and on behalf of the Borrower in respect of the transaction and matters thereunder or relating thereto or in connection therewith;

(ii)	a copy each of the certificate of incorporation, the Memorandum and Articles of Association, the latest Form 24 and the Form 49 of the Borrower.

Dated:

Authorised signatory Bernhard Rack	Authorised signatory Jurgen Heinrich Schroder

I, Chong Swee Yoon the Company Secretary of Q-Cells Malaysia Sdn. Bhd. hereby certify that Bernhard Rack and Jurgen Heinrich Schroder are duly Authorised Signatories of the Borrower and that the signature of each of them above is his signature.

Company Secretary
Chong Swee Yoon

SCHEDULE 3

FORM OF DRAWDOWN NOTICE

DRAWDOWN NOTICE

To	Ketua Setiausaha Perbendaharaan

Bahagian Pengurusan Pinjaman, Pasaran Kewangan dan Aktuari

Aras 5, BlokTengah, Perbendaharaan Malaysia

Kompleks Kementerian Kewangan, Presint 2,

62592 Putrajaya

Dear Sir,

Re:	Facility Agreement dated the day of 2009 for the amount of
RM850,000,000.00

The words, terms and expressions herein shall have the same meaning as the words, terms and expressions in the Facility Agreement, save where the context otherwise requires or is separate defined herein.

We hereby:-

(i)	pursuant to Clause 4.1 of the above Facility Agreement request you to allow a Drawdown of Ringgit Malaysia (RM ) on ;

(ii)	request you to remit the Drawdown into our following account;

Name of Bank:	Deutsche Bank (Malaysia) Berhad
Address;	Level 18-20, Menara IMC 8, Jalan Sultan Ismail 50250 Kuala Lumpur Malaysia

Tel No.:	+603 2053 6800
Fax No.:	+603 2026 4859
SWIFT Code:	DEUTMYKL

Account No.:	0001388-00-0 (RM)

(iii)	attach the list of payment vouchers as per Appendix B and a report in relation to the progress of the physical development achieved in the implementation of this Project together with the statement of expenses as per Appendix C and interim payment certificate as per Appendix D;

(iv)	confirm the following:

(aa) payment made in respect of this Project since [ ].	RM

(bb) amount of Drawdown requested through this notice	RM

(cc) balance of Facility available for Drawdown	RM

(v)	confirm that the representations, warranties and covenants contained in the above Facility Agreement are true and correct as if made on and as of the date hereof and that no Event of Default under Clause 11.1 of the above Facility Agreement has occurred;

(vi)	confirm that no Event of Default has arisen or that an Event of Default will occur as a result of such Drawdown;

(vii)	confirm that the Drawdown will be for the purposes specified in the above Facility Agreement.

Dated this     day of        , 2009.

Authorised signatory of the Borrower

APPENDIX A

APPENDIX A

[Clause 4.3]

MALAYSIAN INDUSTRIAL DEVELOPMENT AUTHORITY (MIDA)

CERTIFICATE OF PAYMENT

Certificate No. :

Date :

BORROWER	:	Q-CELLS MALAYSIA SDN BHD

FACILITY AGREEMENT NO.	:

LOAN AMOUNT	:	RM850,000,000.00

  RECOMMENDATION FOR WITHDRAWAL

FROM	:	MALAYSIAN INDUSTRIAL DEVELOPMENT AUTHORITY

TO	:	KEMENTERIAN KEWANGAN MALAYSIA

1.		TOTAL VALUE OF PROJECT EXPENSES (SEE APPENDIX B, C S D)

	i)	RM

	ii)	RM

	iii)	RM

2.	AMOUNT OF CLAIM MADE BY THE BORROWER	RM

  We hereby recommend, after due examination of the calculation and documentation submitted to MIDA by

  Q-Cells Malaysia Sdn Bhd and upon further clarifications, that a payment of

  Ringgit Malaysia :

  is due in this Certificate towards the construction of the said Project.

RECOMMENDED FOR APPROVAL:

Name :

Designation :

MIDA/Any of its authorized representatives

Date :

APPENDIX B

PROJECT:

LIST OF PAYMENT VOUCHERS

(Clause 4)

No.	Voucher Date	Voucher No.	Payment Amount	Accumulated Payment Amount

APPENDIX C

PROJECT:

PROJECT PROGRESS REPORT

FOR THE PURPOSE OF WITHDRAWAL APPLICATION

(Clause 4)

DETAILS/WORK	DURATION AND CONTRACT NO	NAME OF CONTRACTOR/ SUPPLIER	CONTRACT PRICE	VARIATION ORDER (VO.)	ACTUAL EXPENSES UNTIL				CURRENT LIABILITIES (IF ANY)	GENERAL COMMENTS	PHYSICAL PROGRESS
					DOMESTIC	OVERSEAS	GRANT	TOTAL

TOTAL

PREPARED BY: NAME: DESIGNATION: SIGNATURE: COMPANY STAMP: DATE:	CERTIFIED BY AUTHORISED TECHNICAL OFFICER: NAME: DESIGNATION: SIGNATURE: DEPARTMENT STAMP: DATE:

APPENDIX D

INTERIM PAYMENT CERTIFICATE

(Clause 4)

CERTIFICATE NO.	:
CONTRACT NO.	:
PROJECT	:
PROJECT CODE	:
CONTRACTOR	:
DATE	:

(Please make payment to):

This is to certify that the contract value for [specify] delivered and work executed amounts to                      of which Ringgit Malaysia                      only is the amount to be paid.

CLAIM NO.                  :

Contractors Application:

For Q-Cells Malaysia Sdn Bhd	Certified by Authorised Technical Officer

Name:	Name:
Designation:	Designation:
Department Stamp:	Department Stamp:

STATEMENT

No.	Description	Amount (RM)
1.	CONTRACT VALUE
2.	Add Variations Authorised
3.	Total Contract Value and Variation Authorised (1+2)
4.	Value of Work Certified for the above claim
5.	Previous Accumulated Claim
6.	Total Value of Work done to date
7.	Percentage of this claim
AMOUNT TO BE PAID

PROJECT:

SUMMARY OF CLAIM NO.

No.	Description	Amount (RM)
1.	CONTRACT VALUE
2.	Add Variations Authorised
3.	Total Contract Value and Variation Authorised (1+2)
4.	Previous Accumulated Claim
5.	Current Progress Claim
6.	Total Value of Work done to date (4 + 5)
7.	Amount of this claim to be paid
Balance of Contract Sum (3-6)

SCHEDULE 4

FORM OF RECEIPT

To
Ketua Setiausaha Perbendaharaan
Bahagian Pengurusan Pinjaman, Pasaran Kewangan dan Aktuari
Aras 5, BlokTengah, Perbendaharaan Malaysia
Kompleks Kementerian Kewangan, Presint 2,
62592 Putrajaya

Date:

Dear Sir,

Re:	Facility Agreement dated the day of 2009 for the amount
of RM850,000,000.00 and Drawdown Notice dated [●]

The words, terms and expressions herein shall have the same meaning as the words, terms and expressions in the Facility Agreement, save where the context otherwise requires or is separate defined herein.

Pursuant to Clause 4.5 of the above Facility Agreement, we hereby acknowledge receipt of the Drawdown in the sum of Ringgit [●] (RM    ) into our account with Deutsche Bank (Malaysia) Berhad under Account No. 0001388-00-0 (RM).

Authorised signatory of the Borrower

SCHEDULE 5

REPAYMENT SCHEDULE

1.	Facility Number:

2.	Date Facility Approved : 27th May 2009

3.	Date of Facility Agreement:

4.	Purpose of Facility : Financing of the Project (as defined in the Facility Agreement).

5.	Facility Conditions:

	(i) Facility Amount	: RM850,000,000.00

	(ii) Interest Rate	: Three percent 3% per annum

6.	Actual Amount of Facility Disbursed	: RM Only

7.	Effective Date	: As per Facility Agreement

8.	Commencement Date of Repayment Period: As per Facility Agreement

9.	The Facility shall be repayable during the Repayment Period as follows:

	Repayment Date	Amount Related to
		Interest (RM)				Principal (RM)
1.	31 December 2009	Tranche A [to be confirmed by the Parties]	Tranche B [to be confirmed by the Parties]	Tranche C [to be confirmed by the Parties]	Total [to be confirmed by the Parties]	—

2.	31 December 2010	Tranche A [to be confirmed by the Parties]	Tranche B [to be confirmed by the Parties]	Tranche C [to be confirmed by the Parties]	Total [to be confirmed by the Parties]	—

3.	31 December 2011	Tranche A [to be confirmed by the Parties]	Tranche B [to be confirmed by the Parties]	Tranche C [to be confirmed by the Parties]	Total [to be confirmed by the Parties]	—

4.	31 December 2012	Tranche A [to be confirmed by the Parties]	Tranche B [to be confirmed by the Parties]	Tranche C [to be confirmed by the Parties]	Total [to be confirmed by the Parties]	—

5.	31 December 2013	Tranche A [to be confirmed by the Parties]	Tranche B [to be confirmed by the Parties]	Tranche C [to be confirmed by the Parties]	Total [to be confirmed by the Parties]	—

6.	1st July 2014 being the 61st month of 30th June 2009 provided always that if Tranche A is drawndown at a later date, then 61st month of such later date.	Tranche A [to be confirmed by the Parties]	Tranche B	Tranche C	Total [to be confirmed by the Parties]	450,000,000

7.	1st August 2014 being the 61st month of 31st July 2009 provided always that if Tranche B is drawndown at a later date, then 61st month of such later date.	Tranche A not applicable	Tranche B [to be confirmed by the Parties]	Tranche C	Total [to be confirmed by the Parties]	250,000,000

8.	1st October 2014 being the 61st month of 30th September 2009 provided always that if Tranche C is drawndown at a later date, then 61st month of such later date.	Tranche A not applicable	Tranche B not applicable	Tranche C [to be confirmed by the Parties]	Total [to be confirmed by the Parties]	150,000,000 or such balance of the Facility, as the case may be.

Parties agree that once the figures for Schedule 5 are confirmed by the Parties, the agreed Schedule 5 shall prevail.

SCHEDULE 6

FORM OF PREPAYMENT NOTICE

To
Ketua Setiausaha Perbendaharaan
Bahagian Pengurusan Pinjaman, Pasaran Kewangan dan Aktuari
Aras 5, Blok Tengah, Perbendaharaan Malaysia
Kompleks Kementerian Kewangan, Presint 2,
62592 Putrajaya

Date:

Dear Sir,

Re:	Facility Agreement dated the day of 2009 for the
amount of RM850,000,000.00 and Drawdown Notice dated [●]

The words, terms and expressions herein shall have the same meaning as the words, terms and expressions in the Facility Agreement, save where the context otherwise requires or is separate defined herein.

Pursuant to Clause 7.1 of the above Facility Agreement we hereby give you thirty (30) days’ notice of prepayment of *the Outstanding Amount in whole/part of the Outstanding Amount in the sum of Ringgit [●] (RM[●]) on [●].

Authorised Signatory of the Borrower

*	delete where applicable

DATED THIS	DAY OF	2009

Q-CELLS SE

(Company No. HRB 8150)

as Guarantor

TO

THE GOVERMENT OF MALAYSIA

******************************

GUARANTEE

******************************

v: /tc/2091536.0/guarantee (execution)

26th June 2009

Unit No. 50-8-1, 8th Floor, Wisma UOA Damansara, 50 Jalan Dungun, Damansara Heights, 50490 Kuala Lumpur, Malaysia

Tel : +(603) 20813999 Fax : +(603) 20943211 E-mail: skrine@skrine.com url : www.skrine.com

Guarantee

This Guarantee (hereinafter referred to as “this Guarantee”) is issued on this day of                      by:

Q-Cells SE, whose principal place of business is at Sonnenallee 17-21, OT Thalheim, 06766 Bitterfeld-Wolfen, Germany, registered under HRB 8150 with the commercial register of the local Court Of Stendal (hereinafter referred to as “the Guarantor”);

IN FAVOUR OF:

The Government of Malaysia for this purpose being represented by the Ministry of Finance and having its address at Kompleks Kementerian Kewangan, No.5, Persiaran Perdana, Precint 2, 62592 Putrajaya (“the Lender”).

RECITALS

WHEREAS:

(A)	Q-Cells Malaysia Sdn. Bhd (Company No.8I647-M) a company incorporated in Malaysia and having its registered address at 10th Floor, Wisma Havela Thakardas, No.1, Jalan Tiong Nam, Off Jalan Raja Laut, 50350 Kuala Lumpur (“the Borrower”).

(B)	Pursuant to an agreement of even date entered into between the Borrower of the one part and the Lender of the other part (“the Facility Agreement”), at the request of the Borrower, the Lender agreed to make available to the Borrower a loan of up to the aggregate principal amount of Ringgit Malaysia Eight Hundred and Fifty Million (RM 850,000,000.00) (“Facility”) subject to the terms of the Financing Documents (as defined therein) subject to the terms and conditions therein.

(C)	It has been agreed by the Borrower and the Lender that the Guarantor shall provide this Guarantee to the Lender pursuant to the Facility given to the Borrower under the Facility Agreement.

THEREFORE:

The Guarantor hereby issues this Guarantee to the Lender according to the following terms:

ARTICLE I: DEFINITIONS AND INTERPRETATION

1.01	Meaning as in Facility Agreement

In this Agreement, except to the extent that the context otherwise requires and as otherwise defined in Clause 1.02 below, the words, terms and expressions used herein shall bear the same meaning as the words, terms and expressions used in the Facility Agreement.

1.02	Definitions

In addition to and without prejudice to the provisions of Clause 1.01 hereof, in this Guarantee where the context so admits, the following words and expressions shall have the following meanings:-

(a)	“Borrower” has the meaning ascribed to it in Recital 1.01.

(b)	“Business Day” means any day excluding Saturdays, Sundays, public holidays or unscheduled holiday in Kuala Lumpur) on which banks are open for business in Wilayah Persekutuan, Malaysia and Thalheim, Germany.

(c)	“Corporate Guarantee” or “Guarantee” means this guarantee and where the context so admits, including any amendment(s) or variation(s) thereof and addition(s) thereto from time to time and any other instrument(s) executed or hereafter or from time to time executed supplemental thereto or in substitution thereof.

(d)	“Event of Default” means any of the events or circumstances described in Clause 11.1 of the Facility Agreement.

(e)	“Facility” has the meaning assigned to it in the Facility Agreement.

(f)	“Facility Agreement” has the meaning ascribed to it in Recital 1.01.

(g)	“Financing Documents” has the meaning ascribed to it in the Facility Agreement.

(h)	“Outstanding Amount” means at any given time, the aggregate amount of all Drawdowns outstanding, all interest and if applicable, accrued interest thereon.

(i)	“Related Corporation” means the Guarantor or any direct or indirect wholly or majority owned (more than 50%) subsidiary of the Guarantor including the Borrower.

(j)	“Relevant Default Rate” means the rate payable pursuant to Clause 5.3 of the Facility Agreement (after as well as before judgment).

(k)	“Ringgit Malaysia” and the sign “RM” means the legal currency of Malaysia.

(l)	“Secured Indebtedness” means at any given time, the Outstanding Amount and all other indebtedness of the Borrower to the Lender arising under or in connection with the Facility or the Facility Agreement irrespective of whether the debts or liabilities are present or future, actual, prospective or contingent, owed or incurred as principal, interest, fees, charges, taxes, duties, costs, expenses or any other account.

(m)	“Security Documents” means the Facility Agreement, the Debenture, this Corporate Guarantee.

(n)	“year” means a 365 day year.

1.03	Interpretation

(1)	Any reference in this Guarantee to:-

(a)	a “month” means (and references to “months” shall be construed accordingly) a period starting on one day in a calendar month and ending on the day immediately before the numerically corresponding day in the next calendar month or, if that day is not a Business Day, on the next Business Day in the said next calendar month or, if none, on the preceding Business Day, provided that if either the period starts on the last Business Day in a calendar month or if there is no corresponding day in the next calendar month, the period shall end on the last Business Day of the next relevant calendar month;

(b)	a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association, partnership (whether or not having separate legal personality) or one or more of the foregoing;

(c)	a “statute” shall be construed as a reference to such statute as amended or re-enacted from time to time;

(d)	a “consent” shall be construed so as to include any approval, authorisation, consent, exemption, licence, permission or registration by or from any governmental or other authority or any other person;

(e)	“fees, costs and expenses” shall be exclusive of any service tax or similar tax chargeable on them, which shall accordingly be payable in addition;

(f)	“indebtedness” includes any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) for the payment or repayment of money;

(g)	reference to a time of the day shall mean local time in Kuala Lumpur unless otherwise stated;

(h)	“security” includes any mortgage, lien, hypothecation, security interest or other charge or encumbrance and any other agreement or arrangement having substantially the same economic effect and “secured” shall be construed accordingly;

(i)	“subsidiary” has the same meaning as that set out in the Companies Act 1965; and

(j)	any document shall, where the context so admits, include any amendment(s) or variation(s) thereof and addition(s) thereto from time to time and any other instrument(s) executed or hereafter or from time to time executed supplemental thereto or in substitution thereof.

(2)	Section headings are for convenience only and shall not in any way affect the interpretation thereof.

(3)	Save where the context otherwise requires words importing the singular number include the plural and vice versa.

ARTICLE II: COVENANT TO PAY

2.01	Covenant to pay

In consideration of the Lender agreeing, at the request of the Guarantor, to make available the Facility to the Borrower subject to the terms and conditions of the Facility Agreement, the Guarantor hereby guarantees to the Lender as principal obligor, and not merely as surety for payment or collection or otherwise:-

(a)	the Secured Indebtedness on demand by the Lender pursuant to Clause 11.1 of the Facility Agreement; and

(b)	in relation to the Secured Indebtedness interest at the Relevant Default Rate pursuant to the Facility Agreement

Provided always that if the Borrower disputes the declaration of an Event of Default made pursuant to Clause 11.1 of the Facility Agreement pending the said dispute being resolved within thirty (30) Business Days from the date of the said declaration the Lender shall not issue a demand on the Guarantor under this Guarantee.

2.02	Liability as principal debtor

As between the Guarantor and the Lender but without affecting the Borrower’s obligations, the Guarantor shall be liable under this Clause as if it were the sole principal debtor and not merely the surety and accordingly the Guarantor shall not be discharged nor shall any of its liabilities be affected by anything which would not discharge it or affect its liabilities if it were the sole principal debtor.

2.03	Liability to subsist until full payment

The liabilities and obligations of the Guarantor under this Guarantee shall remain in force, notwithstanding any act, omission or neglect whatsoever of Borrower until payment of all Secured Indebtedness. Without prejudice to its generality, the foregoing shall apply in relation to anything which would have discharged the Guarantor (wholly or in part) or which would have afforded the Guarantor any legal or equitable defence, and in relation to any winding up or dissolution of, or any change in constitution or corporate identity or loss of corporate identity by, Borrower or any other person.

2.04	Discharge to be void if payment is not valid

Any such discharge or release, and any composition or arrangement which the Guarantor may effect with Borrower shall be deemed to be made subject to the condition that it shall be void if any payment or security which the Lender may previously have received or may thereafter receive from Borrower or the Guarantor or any other person in respect of the Secured Indebtedness is set aside under any applicable law or proves to have been for any reason invalid.

2.05	Demand

Any demand for payment of the Secured Indebtedness or any part thereof may be made by a notice in writing requiring payment within thirty (30) Business Days of a demand notice signed by an officer on behalf of the Lender by a public officer duly authorised under the Lender Contracts Act 1949 (revised 1973) or by any solicitor or firm of solicitors purporting to act for the Lender and such notice shall be deemed to have been sufficiently served on the Guarantor if served in accordance with the manner set out in Clause 5.09 hereof.

2.06	Enforcement of the Guarantee

(a)	If the Borrower does not fulfil its obligations under Clause 11.1 of the Facility Agreement, the Lender is entitled at its own discretion

(i)	to demand for payment of the Secured Indebtedness or any part thereof under the Guarantee, and/or

(ii)	to enforce all or any part of the security granted under the Debenture (Clause 8.1 of the Debenture),

unless otherwise stated under the Finance Documents.

(b)	The Guarantee and/or the security granted under the Debenture are only enforceable in the amount of the Secured Indebtedness.

(c)	The Guarantor may refuse to satisfy and pay the Lender for the same reasons of the Borrower as long as the Borrower is entitled to refuse the payment of the Secured Indebtedness under the Facility Agreement by reason of the Borrower disagreeing that an Event of Default has arisen or that the demand pursuant to Clause 11.2 of the Facility Agreement has been lawfully made If it is in dispute whether the Borrower may refuse the payment of the Secured Indebtedness, the Guarantor is entitled to refuse to satisfy the Lender as long as the Lender has not provided the Guarantor with a final and absolute judgment of a court pursuant to Clause 5.04 of this Guarantee.

(d)	In case that the Guarantor pays under the Guarantee the Lender shall assign irrevocably all claims against the Borrower to the extent of the amount paid by the Guarantor under the Guarantee and the surety satisfies these claims.

2.07	Guarantee not to be unpaired

Without prejudice to the generality of Clause 2.03 hereof, none of the liabilities or obligations of the Guarantor under this Guarantee shall be impaired by the Lender:

(a)	agreeing with Borrower any variation or departure of or from any of the terms and conditions of the Facility Agreement so that any such variation or departure (including any which may have been made before the signing of this Guarantee) shall, whatever its nature, be binding upon the Guarantor in all circumstances, provided that such variation or departure shall not under any circumstance whatsoever increase the liability of the Guarantor under the Facility Agreement or this Guarantee;

(b)	releasing or granting any time or any indulgence whatsoever to Borrower or the Guarantor or any third party and, in particular, waiving any of the conditions precedent under the Facility Agreement or waiving any contravention by Borrower of the Facility Agreement or entering into any transaction or arrangement whatsoever with or in relation to Borrower and/or any third party; and

(c)	taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security for the Guaranteed Amounts in such manner as it thinks fit, or claiming, proving for, accepting or transferring any payment in respect of the Secured Indebtedness in any composition by, or winding up of, Borrower and/or any third party or abstaining from so claiming, proving, accepting or transferring.

ARTICLE III: REPRESENTATIONS AND WARRANTIES

3.01	Representations and warranties

The Guarantor hereby represents and warrants to the Lender that:-

(a)	that it is a company duly incorporated under the laws of Germany as a separate legal entity and has full power and authority to own its respective assets and carry on its business as it is now being carried on;

(b)	the Guarantor has the power or capacity to execute, deliver and perform the terms of this Guarantee;

(c)	the Guarantee constitutes the legal valid and binding obligations of the Guarantor in accordance with its terms;

(d)	that the execution, delivery and performance of this Guarantee (aa) will not exceed the power granted to the Guarantor or violate the provisions of (1) any law or regulation or any order or decree of any governmental authority, agency or court to which it is subject or (2) the Memorandum and Clauses of Association or its equivalent of the Guarantor; and

(e)	that no regulatory consent is required under the laws of the jurisdiction governing the Guarantor for or in connection with the execution, delivery, performance, legality or enforceability of this Guarantee.

3.02	Continuing representations and warranties

Each of the representations and warranties by the Guarantor in Clause 3.01 shall be deemed to be repeated on each Drawdown Date as if made with reference to the facts and circumstances existing at the date of each Drawdown Date. Each of the representations and warranties set out in Clause 3.01 shall survive and continue to have full force and effect as from the date hereof until the Secured Indebtedness has been paid in full by the Borrower.

ARTICLE IV: BINDING ON SUCCESSORS-IN-TITLE

4.01	Amalgamation or reconstruction

This Guarantee shall not be determined or be in any way prejudiced by the liquidation winding up or insolvency of the Borrower or any absorption reconstruction or reorganisation of or by the Borrower or any amalgamation thereof or therewith and in the event of any absorption reconstruction or reorganisation or any amalgamation thereof or therewith this Guarantee shall not be determine or in any way prejudice but shall enure and be available for and by the absorbing reconstructed or reorganised or amalgamated company or concern.

4.02	Binding on successors-in-title

This Guarantee shall be binding upon the successors in title of the Guarantor and shall be enforceable by the successors in title and the Lender.

ARTICLE V: MISCELLANEOUS

5.01	Time of the essence

Time wherever mentioned shall be of the essence of this Guarantee.

5.02	Waiver, indulgence by the Lender

The Guarantor shall not be discharged, nor shall the security created by this Guarantee be discharged, by (A) any time, indulgence, concession, waiver or consent at any time given to the Borrower or the Guarantor by the Lender (B) any amendment or supplement to any provision of the Facility Agreement, any other Security Document or any other agreement, security, indemnity or guarantee save where there is an increase in the Facility amount or rate of interest or rate of Default Interest or imposition of any new payment obligation (in such an event specific prior consent of the Guarantor must be obtained by the Lender), (C) the making or absence of any demand on the Borrower or the Guarantor for payment, (D) the enforcement or absence of enforcement of the Facility Agreement, any other Security Document or any other agreement, security, indemnity or guarantee, (E) the taking, existence or release of any other agreement, security, indemnity or guarantee, (F) the winding-up, amalgamation, reconstruction or reorganisation of the Borrower or the Guarantor (or the commencement of any of the foregoing), (G) the illegality, invalidity or unenforceability of, or any defect in the provisions of, the Facility Agreement or any other Security Documents or of any obligations of the Borrower under the Facility Agreement or any other Security Document, the Guarantor under this Guarantee, any obligations of any party under any other Security Document.

5.03	Payments to be without set-off or counterclaim

All repayments and payments whomsoever to be made by the Guarantor hereunder shall be made without any set-off or counterclaim and free and clear of any restrictions or conditions and without regard to any bilateral, multilateral or whatsoever payment or clearing agreement, and free and clear of and without deduction for any taxes now or hereafter imposed by any competent governmental or other authority in Malaysia or elsewhere. If the Guarantor is compelled by law or otherwise to deduct any such taxes or to make any such deductions or withholding, the Guarantor shall pay such additional amounts as may be necessary in order that the net amounts received by the Lender hereunder after such deductions or withholdings shall equal the amounts which the Lender would have received had no such deductions or withholdings been required to be made.

5.04	Governing law

This Guarantee shall be governed by and construed in all respects in accordance with the laws of Malaysia.

5.05	Jurisdiction

The Parties agree that the courts of Malaysia shall have jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and that, accordingly, any legal action or proceedings arising out of or in connection with this Guarantee (“Proceedings”) may be brought in those courts and the Parties irrevocably submit to the non-exclusive jurisdiction of those courts.

5.06	Severability

If any of the provision of this Guarantee becomes invalid, illegal or unenforceable in any respect under law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. The Lender and Guarantor agree to replace the invalid, illegal or unenforceable provision by that valid provision that comes as close as possible to the commercial purpose pursued by the invalid, illegal or unenforceable provision. Any unintended gaps in this Guarantee will be handled in a similar manner.

5.07	Amendments

The provisions and terms of this Guarantee may at any time and from time to time be varied or amended by mutual consent of the Parties hereto. No amendment, variation or modification or waiver of any of the provisions of this Guarantee shall be effective unless made by mutual consent and made in writing by way of supplementary agreement specifically referring to this Guarantee.

5.08	Notices

(1)	Notices

Each notice, request, demand, approval, certificate or other communication to be made, served or given under these presents shall be in writing and shall be given, made or served personally or by post or facsimile to the following addresses or facsimile numbers:

Lender:	Ketua Setiausaha Perbendaharaan
Bahagian Pengurusan Pinjaman, Pasaran Kewangan and Aktuari
Aras 5, Blok Tengah, Perbendaharaan Malaysia
Kompleks Kementerian Kewangan
No. 5, Persiaran Perdana, Precinct 2
Pusat Pentadbiran Kerajaan Persekutuan
62592 PUTRAJAYA

	Facsimile No	:	03-8882 3578

Guarantor:	OT Thalheim Sonnellee 17-21
06766 Bitterfeld/Wolfen

	Attn	:	Jörg Lungenstraß
	Fascimile No	:	+049 (0)3494 6699 10012

or at such other addresses or facsimile number as the Party may have notified to the other Party hereto in writing.

(2)	Deemed delivery

Any notice or other communication given by any Party to this Agreement shall be deemed to have been received:

(a)	if delivered by hand or by courier, on the date of delivery;

(b)	if sent by registered post, five (5) Business Days after posting, postage prepaid; and

(c)	if by facsimile, on the sender’s receipt of a transmission report which purports to confirm that the addressee has received such facsimile, provided that if the facsimile is sent on a date which is not a Business Day, such facsimile shall be deemed to have been received by the addressee on a day which falls on the next succeeding Business Day.

5.09	Stamp duty

This Guarantee is exempt from stamp duty under the Stamp Act 1949 (Consolidated and revised 1989).

It is hereby agreed and declared that this Guarantee and the Facility Agreement are instruments employed in one transaction to secure the sum of Ringgit Malaysia Eight Hundred and Fifty Million (RM850,000,000.00) only, interest thereon and all other amounts to be paid by the Borrower to the Lender hereunder within the meaning of Section 4(3) of the Stamp Act 1949 (Consolidated and Revised 1989) and for the purpose of the said section, the Facility Agreement is deemed to be the principal instrument and this Guarantee the subsidiary instrument.

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IN WITNESS WHEREOF the Guarantor has hereunto executed this Guarantee in the manner hereinbelow prescribed on the day and year first above written.